Exhibit 21(1)(a)

Credit Acceptance Corporation

Schedule of Credit Acceptance Corporation Subsidiaries

The following is a list of subsidiaries as of the date of this filing of Credit Acceptance Corporation, other than subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary, as defined by the Securities and Exchange Commission Regulation S-X.

Arlington Investment Company	CAC Warehouse Funding III, LLC
Auto Funding America Inc.	Credit Acceptance Corporation of South Dakota, Inc.
Auto Funding America of Nevada Inc.	Credit Acceptance Motors, Inc.
Auto Lease Services LLC	Credit Acceptance Corporation of Nevada, Inc.
Automotive Payment Serivces, Inc.	Credit Acceptance Wholesale Buyers Club, Inc.
AutoNet Finance Company.com, Inc.	Vehicle Remarketing Services, Inc.
Buyers Vehicle Protection Plan, Inc.	VSC Re Company
CAC (TCI), Ltd.	Credit Acceptance Funding LLC 2007-2
CAC International Holdings, LLC	Credit Acceptance Funding LLC 2008-1
CAC Leasing, Inc.	Credit Acceptance Auto Loan Trust 2008-1
CAC of Canada Company	Credit Acceptance Funding LLC 2009-1
CAC Reinsurance, Ltd.	Credit Acceptance Auto Loan Trust 2009-1
CAC Scotland	Credit Acceptance Funding LLC 2010-1
CAC Warehouse Funding Corporation II	Credit Acceptance Auto Loan Trust 2010-1